EXHIBIT 10.2

CONFIDENTIAL TREATMENT REQUESTED

UNDER 17 C.F.R §§ 200.80(B)4, AND 240.24B-2

April 8, 2013

CHDI Foundation, Inc.

c/o CHDI Management, Inc.

350 Seventh Avenue, Suite 601

New York, NY 10001

Attention: Robi Blumenstein, President

Re:          Research Agreement dated August 10, 2011 (the “Agreement”) between Isis Pharmaceuticals, Inc. (“Isis”) and CHDI Foundation, Inc. (the “Foundation”)

To whom it may concern:

This letter agreement serves to confirm certain additional agreements between Isis and the Foundation related to the Agreement and the subject matter thereof.

Isis and the Foundation agree as follows:

1.              Definitions.

a.              Terms which are defined in the Agreement shall bear the same definitions in this letter agreement.

b.              Capitalized terms in this letter agreement followed by the designation “(def. RCA)” shall bear the same definition as in the HTT Research, Development, Option and License Agreement between Isis and F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (or any of their Affiliates, “Roche”) related to Isis’ Huntington’s Disease program (the “Roche Collaboration Agreement”), a copy of which is attached hereto.

c.               Unless otherwise defined in this letter agreement, the following terms have the meanings set forth below:

i.              “Best Estimate All-In Preclinical Costs” means, on any date, the sum of (X) all costs and expenses actually incurred by Isis on or prior to that date in performing its obligations under Section 1.6.1(a) of the Roche Collaboration Agreement, and (Y) Isis’ good faith estimate of the additional costs and expenses to be incurred by Isis to complete the then-current Isis Development Candidate-R&D Plan (def. RCA). It is agreed that for the purpose of this calculation, costs and expenses will be estimated and determined on the same basis as that used for the Roche Collaboration Agreement and Isis will provide the Foundation with details of such calculation.

ii.           “Commercialization” means activities directed to marketing, promoting, or selling a Project Compound.

iii.        “Develop” or “Development” means human clinical trials and other development activities reasonably related to supporting the approval of a Project Compound by a regulatory authority.

iv.       “Isis Max Amount” means, on any date, the greater of (X) [***] and (Y) [***] on that date.

v.          “MAD Trial” means a multiple ascending dose Phase 1 Trial (def. RCA) of a finished drug product containing an Isis Development Candidate (def. RCA) as the active pharmaceutical ingredient.

vi.       “SAD Trial” means a single ascending dose Phase 1 Trial (def. RCA) of a finished drug product containing an Isis Development Candidate (def. RCA) as the active pharmaceutical ingredient.

2.              Consent. Notwithstanding the terms of the Agreement but on and subject to the terms and conditions set forth in this letter agreement, the Foundation consents to Isis entering into and performing (including granting the license set forth in Section 4.1.1 thereof) the Roche Collaboration Agreement.

3.              Foundation’s License Grant to Isis; Foundation’s Retained License Rights; Indemnity.

a.              For the sole purpose of enabling Isis to sublicense the Foundation’s interest in, to and under the Project HD Intellectual Property and Project Compounds that are the subject of the Roche Collaboration Agreement, the Foundation hereby grants to Isis a fully-paid up, royalty-free, license (with the limited right to grant a sublicense pursuant to the Roche Collaboration Agreement) to the Foundation’s interest in, to and under such Project HD Intellectual Property and Project Compounds, having the same scope as the license Isis is granting to Roche under the Roche Collaboration Agreement; provided, however, that the Foundation retains the rights reserved by the Foundation under Section 10(a)(ii) of the Agreement in respect of all Project HD Intellectual Property and any Project Compound.

b.              During the term of any Option (def. RCA), the Foundation will not Develop (on its own or with a Third Party) any Project Compounds that are licensed to Roche under the Roche Collaboration Agreement ([***]).

c.               So long as Isis and/or Roche is developing or commercializing an ASO designed to bind to the RNA that encodes Huntington under the Roche Collaboration Agreement, the Foundation will not Develop or Commercialize (on its own or with a Third Party) any Project Compound.

d.              Isis will defend and indemnify the Foundation Indemnified Parties against any and all costs, damages, expenses (including reasonable legal fees) and losses suffered by any Foundation Indemnified Party in connection with any Third Party action, assessment, claim, demand, proceeding or suit to the extent arising or resulting from the Roche Collaboration Agreement. The indemnity procedures set forth in Section 20(e) of the Agreement will apply to any indemnity claims made by a Foundation Indemnified Party under this paragraph 3(d).

4.              Foundation Participation in JSC. During the term of the joint steering committee (“JSC”) under the Roche Collaboration Agreement, the Foundation will have the right to appoint a non-voting observer to participate in JSC meetings; provided, however, if Isis and Roche reasonably determine in good faith after discussion with the Foundation that, due to participation in programs with a potentially competitive drug, the Foundation observer should no longer participate in JSC meetings and be exposed to program data, Isis will provide the Foundation with written notice of such determination and thereafter the Foundation observer will no longer participate in meetings of the JSC. The Foundation observer shall be a person reasonably acceptable to both Roche and Isis.

5.              Financial Provisions.

a.              Notwithstanding anything else contained in the Agreement, the Foundation shall not be obligated to make any payments to Isis under the Agreement for work performed by Isis under the Agreement after [***].

b.              Within five (5) days following the receipt by Isis of the fee described in Section 6.1 of the Roche Collaboration Agreement, Isis will pay the Foundation the sum of one million five hundred thousand dollars (US$1,500,000).

c.               Within five (5) days following the designation by Isis of an Isis Development Candidate (def. RCA) pursuant to Section 1.2.3(a) of the Roche Collaboration Agreement, Isis will pay the Foundation the sum of one million five hundred thousand dollars ($1,500,000).

d.              Within five (5) days following the receipt by Isis of the [***] pursuant to Section 6.2 of the Roche Collaboration Agreement, Isis will pay the Foundation an amount equal to the lesser of (i) [***], and (ii) the Isis Max Amount on the date of payment less the aggregate of all amounts previously paid to the Foundation pursuant to this Section 5 as of such date.

e.               Within five (5) days after the [***], Isis will pay the Foundation an amount equal to the lesser of (i) [***] pursuant to this Section 5, and (ii) the Isis Max Amount on the date of payment less the aggregate of all amounts previously paid to the Foundation pursuant to this Section 5 as of such date.

f.                Within five (5) days after the [***], Isis will pay the Foundation an amount equal to the lesser of (i) [***] pursuant to this Section 5, and (ii) the Isis Max Amount on the date of payment less any amounts previously paid to the Foundation pursuant to this Section 5.

g.               All payments made by Isis to the Foundation pursuant to this letter agreement will be deemed to be payments by Isis in satisfaction of its obligations under Section 13 of the Agreement and, notwithstanding any provision to the contrary in this letter agreement, Isis will not be obligated to pay the Foundation an aggregate amount in excess of the total sum payable by Isis to the Foundation under Section 13 of the Agreement.

h.              The balance of the amount payable to the Foundation under Section 13 of the Agreement will be deemed to be due and payable five (5) days following the receipt by Isis of any license fee described in Section 6.3 of the Roche Collaboration Agreement and Isis.

i.                  Upon the payment in full by Isis of the amount due to the Foundation under Section 13 of the Agreement, (i) the Agreement will be deemed to be terminated by mutual agreement of the Parties in accordance with Section 17(a) of the Agreement, and (ii) Isis will be under no further obligation to deliver Isis Provided Documents pursuant to Section 6(d) of this letter agreement.

6.              Isis Covenants.

a.              Isis will use commercially reasonable efforts to promptly (i) exercise the rights granted to Isis under the Roche Collaboration Agreement, (ii) discharge the obligations of Isis under the Roche Collaboration Agreement and (iii) cause Roche to fulfill its obligations under the Roche Collaboration Agreement, in each case to the extent necessary to cause Roche to use good-faith commercially reasonable and diligent efforts to maintain a program of ongoing research, development and commercialization of the lead Project Compound for Huntington’s disease;

b.              Isis will not, without the Foundation’s prior written consent, amend or waive any term or provision of the Roche Collaboration Agreement if such amendment or waiver would materially affect or alter the obligation of Isis or Roche to use good-faith commercially reasonable and diligent efforts to maintain a program of ongoing research, development and commercialization of the lead Project Compound for Huntington’s disease;

c.               Isis will not, without the Foundation’s prior written consent, consent to any request by, or any action or omission of, Roche if such consent would materially affect or alter the obligation of Isis or Roche to use good-faith commercially reasonable and diligent efforts to maintain a program of ongoing research, development and commercialization of the lead Project Compound for Huntington’s disease;

d.              Isis will, within a reasonable period of time following the delivery of any report or analysis required to be delivered by it pursuant to Section 1.4 of the Roche Collaboration Agreement (each, an “Isis Provided Document”), deliver a complete and correct copy of each such Isis Provided Document to the Foundation; and

e.               Isis and the Foundation agree that the Isis Provided Documents shall be deemed Isis Confidential Information and shall be treated by Isis and the Foundation in accordance with Section 14 of the Agreement; provided, that, the Foundation shall have the right to use the Isis Provided Documents for all uses and purposes to the extent necessary or useful to enable the Foundation to perform its obligations or exercise its rights under this letter agreement.

7.              Termination of Roche Collaboration Agreement. If the Roche Collaboration Agreement is terminated or expires for any reason, without further action of Isis or the Foundation, the following will automatically occur:

a.              the license granted by the Foundation to Isis in paragraph 3 of this letter agreement will terminate;

b.              the sublicense granted by Isis to Roche under the Roche Collaboration Agreement to the Foundation’s interest in, to and under the Project HD Intellectual Property and Project Compounds will terminate;

c.               the obligations of Isis and the Foundation under paragraph 6(a) through (e) of this letter agreement will terminate; and

d.              subject to the terms of this letter agreement, each of Isis’ and the Foundation’s rights in and to the Project HD Intellectual Property and Project Compounds licensed under the Roche Collaboration Agreement will automatically revert back to the rights each Party had immediately prior to the date of this letter agreement (giving due credit to any amounts previously paid by Isis to the Foundation hereunder).

8.              Idem. If the Roche Collaboration Agreement is terminated or expires for any reason prior to [***], Isis will pay the Foundation an amount equal to (a) one-half of (i) [***] minus (ii) all costs and expenses actually incurred by Isis on or prior to the date of such termination or expiration in performing its obligations under Section 1.6.1(a) of the Roche Collaboration Agreement, minus (b) any amounts previously paid to the Foundation pursuant to Section 5 of this letter agreement.

9.              Incorporation by Reference. Section 14 and Sections 18 through 29 of the Agreement, inclusive, are incorporated into this letter agreement by reference.

10.       Replacement of Earlier Agreement. This letter agreement supersedes and replaces the letter agreement dated August 10, 2011 between Isis and the Foundation.

11.       Further Assurances. The Foundation will, at Isis’ expense, (a) execute such further documents, instruments, licenses and assurances and (b) take such further actions, in each case as Isis may reasonably request to give effect to this letter and the Roche Collaboration Agreement; provided, that, such further documents, instruments, licenses, assurances and actions will not amend or modify in any way (i) either Isis’ or the Foundation’s rights or obligations under this letter agreement or (ii) either Isis’ or Roche’s rights or obligations under the Roche Collaboration Agreement.

Except as otherwise expressly amended by this letter agreement, the terms of the Agreement remain in full force and effect in accordance with its terms.

By signing where indicated below, as of the date of this letter agreement, Isis and the Foundation indicate their acceptance and agreement to the foregoing terms and conditions.

Best regards,

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
B. Lynne Parshall
Chief Operating Officer

Acknowledged and Agreed:

CHDI FOUNDATION, INC.

By:	/s/ Robi Blumenstein
CHDI Management, Inc., as authorized agent of
CHDI Foundation, Inc.
By: Robi Blumenstein, President — CHDI Management, Inc.